MATERIAL CHANGE REPORT

1.	Name and Address of Company

Optimal Group Inc.
3500 de Maisonneuve Blvd. West
2 Place Alexis-Nihon, Suite 800
Montréal, Québec, Canada H3Z 3C1

2.	Date of Material Change

August 26, 2009

3.	News Release

A news release authorized by the Senior Vice-President, General Counsel and Secretary, was filed August 26, 2009.

4.	Summary of Material Change

On August 26, 2009, the Articles of Continuance of the Company were amended to consolidate the issued and outstanding Class “A” shares of the Company on the basis that each holder of a Class “A” share shall receive one (1) Class “A” share for each five (5) Class “A” shares so consolidated.

5.	Full Description of Material Change

On August 7, 2009, a special resolution of the shareholders of the Company (the “Special Resolution”) was adopted, approving an amendment to the articles of continuance of the Company to consolidate all issued and outstanding Class “A” shares on the basis that each holder of a Class “A” share shall receive one (1) Class “A” share for each five (5) Class “A” shares so consolidated. As provided in the Special Resolution, if, as a result of the share consolidation, a holder of Class “A” shares would be otherwise entitled to a fraction of a Class “A” share, the holder will receive one Class “A” share.

Articles of Amendment, amending the Articles of Continuance of the Company to give effect to the Special Resolution, were filed on August 26, 2009 and a Certificate of Amendment in respect of such Articles of Amendment was issued on August 26, 2009, being the effective date of the share consolidation.

The Company is authorized to issue an unlimited number of Class “A” shares and as a result the share consolidation will have no effect on the amount of authorized but unissued Class “A” shares.

Except for the change resulting from the adjustment for fractional shares (described above), the change in the number of Class “A” shares outstanding that will result from the share consolidation will not affect any shareholder’s percentage ownership in the Company.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

N/A

7.	Omitted Information

N/A

8.	Executive Officer

Leon P Garfinkle
(514) 738-2044

9.	Date of Report

August 26, 2009.